SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               DONEGAL GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No Fee Required.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

                               DONEGAL GROUP INC.
                          ---------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 16, 1998

To the Stockholders of
DONEGAL GROUP INC.:

     The Annual Meeting of Stockholders of Donegal Group Inc. (the "Company") will be held at 10:00 a.m., prevailing time, on April 16, 1998, at the Company's offices, 1195 River Road, Marietta, Pennsylvania 17547, for the following purposes:

          1. To elect two Class C directors to serve until the expiration of their three-year terms and until their successors are elected;

          2. To consider and vote upon a proposal to approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's Common Stock from 10,000,000 shares to 15,000,000 shares;

          3. To consider and vote upon a proposal to approve an amendment to the Company's 1996 Equity Incentive Plan for Directors;

          4. To act upon the election of KPMG Peat Marwick LLP as independent public accountants for the Company for 1998; and

          5. To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

     The Board of Directors has fixed the close of business on February 20, 1998 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.

     A copy of the Company's Annual Report for the year ended December 31, 1997 is being mailed to stockholders together with this Notice.

     Holders of Common Stock are requested to complete, sign and return the enclosed form of proxy in the envelope provided whether or not they expect to attend the Annual Meeting in person.

                                          By Order of the Board of Directors,

                                          /s/ Donald H. Nikolaus
                                          -------------------------------------
                                          Donald H. Nikolaus,
                                          President and Chief Executive Officer

March 23, 1998
Marietta, Pennsylvania

                               DONEGAL GROUP INC.

                          ---------------------------

     This Proxy Statement and the form of proxy enclosed herewith, which are first being mailed to stockholders on or about March 23, 1998, are furnished in connection with the solicitation by the Board of Directors of Donegal Group Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., prevailing time, on April 16, 1998, and at any adjournment, postponement or continuation thereof, at the Company's principal executive offices, which are located at 1195 River Road, Marietta, Pennsylvania 17547.

     Shares represented by proxies in the accompanying form, if properly signed and returned, will be voted in accordance with the specifications made thereon by the stockholders. Any proxy not specifying to the contrary will be voted in favor of the adoption of the proposals referred to in the Notice of Annual Meeting and for the election of the nominees for director named below. A stockholder who signs and returns a proxy in the accompanying form may revoke it at any time before it is voted by giving written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company or by attending the Annual Meeting and voting in person.

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. Such solicitation will be made by mail and may also be made on behalf of the Company in person or by telephone or telegram by the Company's regular officers and employees, none of whom will receive special compensation for such services. The Company, upon request therefor, will also reimburse brokers, nominees, fiduciaries and custodians and persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to beneficial owners.

     Only holders of Common Stock of record at the close of business on February 20, 1998 will be entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting. Cumulative voting rights do not exist with respect to the election of directors.

     As of the close of business on February 20, 1998, the Company had outstanding 6,057,732 shares of Common Stock, $1.00 par value. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. As of February 20, 1998, Donegal Mutual Insurance Company (the "Mutual Company") owned 3,529,091 shares of the Company's outstanding Common Stock, or approximately 58.3% of the Company's outstanding Common Stock. The Mutual Company has advised the Company that the Mutual Company will vote its shares for the election of Thomas J. Finley, Jr. and R. Richard Sherbahn as Class C directors, for the proposal to approve an amendment to the Company's Certificate of Incorporation to increase the Company's authorized Common Stock, for the proposal to approve an amendment to the 1996 Equity Incentive Plan for Directors (the "Director Plan") and for the election of KPMG Peat Marwick LLP as the Company's independent public accountants for 1998. Accordingly, Messrs. Finley and Sherbahn will be elected as Class C directors, the amendment to the Certificate of Incorporation will be approved, the amendment to the Director Plan will be approved and KPMG Peat Marwick LLP will be elected as the Company's independent public accountants for 1998, irrespective of the votes cast by the stockholders of the Company other than the Mutual Company.

     Unless otherwise stated, all information in this Proxy Statement gives retroactive effect to the four-for-three split of the Company's Common Stock effected through a stock dividend of one share of Common Stock for each three shares outstanding, which was paid on July 15, 1997 to stockholders of record on June 25, 1997.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth as of February 20, 1998 the amount and percentage of the Company's outstanding Common Stock beneficially owned by (i) each person who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table and (iv) all executive officers and directors of the Company as a group.

                                                              SHARES            PERCENT OF
                   NAME OF INDIVIDUAL                      BENEFICIALLY         OUTSTANDING
                  OR IDENTITY OF GROUP                       OWNED(1)         COMMON STOCK(2)
                  --------------------                     ------------       ---------------
5% HOLDERS:
  Donegal Mutual Insurance Company.......................   3,529,091              58.3%
     1195 River Road
     Marietta, Pennsylvania 17547

  Wellington Management Company, LLP.....................     365,462(3)           6.03%
     75 State Street
     Boston, MA 02109

DIRECTORS:
  C. Edwin Ireland.......................................      12,711(4)             --
  Donald H. Nikolaus.....................................     107,026(5)            1.7%
  Patricia A. Gilmartin..................................       6,310(4)             --
  Philip H. Glatfelter, II...............................       6,576(4)             --
  R. Richard Sherbahn....................................       4,844(4)             --
  Robert S. Bolinger.....................................       5,511(4)             --
  Thomas J. Finley, Jr...................................       5,311(4)             --

EXECUTIVE OFFICERS (6):
  Ralph G. Spontak.......................................      43,954(7)             --
  William H. Shupert.....................................      23,177(8)             --
  Robert G. Shenk........................................      16,588(9)             --
  Frank J. Wood..........................................      14,935(10)            --
  All directors and executive officers
     as a group (14 persons).............................     288,166(11)           4.6%

------------------
 (1) Information furnished by each individual named. This table includes shares that are owned jointly, in whole or in part, with the person's spouse, or individually by his or her spouse.
 (2) Less than 1% unless otherwise indicated.
 (3) As reported by Wellington Management Company, LLP as of December 31, 1997 in a filing made with the Securities and Exchange Commission (the "SEC").
 (4) Includes 4,445 shares of Common Stock the director has the option to purchase under the Director Plan that are currently exercisable or that become exercisable within 60 days after the date of this Proxy Statement.
 (5) Includes 66,667 shares of Common Stock Mr. Nikolaus has the option to purchase under the Company's 1996 Equity Incentive Plan that are currently exercisable or that become exercisable within 60 days after the date of this Proxy Statement.
 (6) Excludes Executive Officers listed under "Directors."

 (7) Includes 33,333 shares of Common Stock Mr. Spontak has the option to purchase under the Company's 1996 Equity Incentive Plan that are currently exercisable or that become exercisable within 60 days after the date of this Proxy Statement.
 (8) Includes 18,667 shares of Common Stock Mr. Shupert has the option to purchase under the Company's 1996 Equity Incentive Plan that are currently exercisable or that become exercisable within 60 days after the date of this Proxy Statement.
 (9) Includes 13,333 shares of Common Stock Mr. Shenk has the option to purchase under the Company's 1996 Equity Incentive Plan that are currently exercisable or that become exercisable within 60 days after the date of this Proxy Statement.
(10) Includes 13,333 shares of Common Stock Mr. Wood has the option to purchase under the Company's 1996 Equity Incentive Plan that are currently exercisable or that become exercisable within 60 days after the date of this Proxy Statement.
(11) Includes 180,886 shares of Common Stock purchasable upon the exercise of options granted under the 1996 Equity Incentive Plan that are currently exercisable or that become exercisable within 60 days after the date of this Proxy Statement, and 26,670 shares of Common Stock purchasable upon the exercise of options granted under the Director Plan that are currently exercisable or that become exercisable within 60 days after the date of this Proxy Statement.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the officers and directors of a corporation, such as the Company, which has a class of equity securities registered under Section 12 of the Exchange Act, as well as persons who own more than 10% of a class of equity securities of such a corporation, file reports of their ownership of such securities, as well as monthly statements of changes in such ownership, with the corporation, the SEC and the Nasdaq Stock Market. Based upon written representations received by the Company from its officers and directors, and the Company's review of the monthly statements of ownership changes filed with the Company by its officers and directors during 1997, the Company believes that all such filings required during 1997 were made on a timely basis.

                      RELATIONSHIP WITH THE MUTUAL COMPANY

     The Company was formed by the Mutual Company in August 1986 and was a wholly owned subsidiary of the Mutual Company until November 1986, when the Company sold 600,000 shares of Common Stock in a public offering, thereby reducing the Mutual Company's ownership of the Company's outstanding Common Stock from 100% to approximately 79.5%, which subsequently increased to approximately 84%. In September 1993, the Company sold 1,150,000 shares of Common Stock in a public offering. At the same time, the Mutual Company sold 200,000 shares of the Company's Common Stock, reducing the Mutual Company's ownership of the Company's outstanding Common Stock to approximately 57%. Between December 22, 1994 and December 31, 1995, the Mutual Company purchased an aggregate of 172,000 shares of the Company's Common Stock in the open market in exempt transactions under SEC Rule 10b-18 and in private transactions. Between December 31, 1995 and December 31, 1996, the Mutual Company purchased an aggregate of 114,000 shares of the Company's Common Stock in private transactions. On November 14, 1997 and February 17, 1998, the Mutual Company purchased 16,846 shares and 16,735 shares, respectively, of the Company's Common Stock pursuant to the Company's Dividend Reinvestment Plan, which was adopted in July 1997. These purchases increased the Mutual Company's ownership of the Company's

Common Stock to 3,529,091 shares, or approximately 58.3% of the Company's outstanding Common Stock as of February 20, 1998.

     The Company's operations are interrelated with the operations of the Mutual Company, and various reinsurance arrangements exist between the Company and the Mutual Company. The Company believes that its various transactions with the Mutual Company have been on terms no less favorable to the Company than the terms that could have been negotiated with an independent third party.

     The Mutual Company provides all personnel for the Company and its principal insurance subsidiaries, Atlantic States Insurance Company ("Atlantic States"), Delaware Atlantic Insurance Company ("Delaware Atlantic"), Southern Insurance Company of Virginia ("Southern") and Pioneer Insurance Company ("Pioneer"). Expenses are allocated to the Company, Delaware Atlantic, Southern and Pioneer according to a time allocation and estimated usage agreement, and to Atlantic States in relation to the relative participation of the Mutual Company and Atlantic States in the pooling agreement described herein. Expenses allocated to the Company were $21,739,911 in 1997.

     Atlantic States participates in an underwriting pool with the Mutual Company whereby Atlantic States cedes premiums, losses and loss adjustment expenses on all of its business to the Mutual Company and assumes from the Mutual Company a specified portion of the premiums, losses and loss adjustment expenses of the Mutual Company and Atlantic States. Under the pooling agreement, which became effective on October 1, 1986, Atlantic States cedes to the Mutual Company all of its insurance business written on or after October 1, 1986. Substantially all of the Mutual Company's property and casualty insurance business written or in force on or after October 1, 1986 is also included in the pooled business, including the business reinsured from Southern. Pursuant to amendments to the pooling agreement subsequent to October 1, 1986, the Mutual Company, which is solely responsible for any losses in the pooled business with dates of loss on or before the close of business on September 30, 1986, has increased the percentage of retrocessions of the pooled business to Atlantic States. Since January 1, 1996, 65% of the pooled business has been retroceded to Atlantic States. All premiums, losses, loss adjustment expenses and other underwriting expenses are prorated among the parties on the basis of their participation in the pool. The pooling agreement may be amended or terminated at the end of any calendar year by agreement of the parties. The allocations of pool participation percentages between the Mutual Company and Atlantic States are based on the pool participants' relative amounts of capital and surplus, expectations of future relative amounts of capital and surplus and the ability of the Company to raise capital for Atlantic States. The Company does not currently anticipate a further increase in Atlantic States' percentage of participation in the pool, nor does the Company intend to terminate the participation of Atlantic States in the pooling agreement. Additional information describing the pooling agreement is contained in the Company's 1997 Annual Report to Stockholders, a copy of which is enclosed with this Proxy Statement and to which reference is hereby made.

     On December 29, 1988, the Company acquired all of the outstanding common stock of Southern, which converted from a mutual insurance company known as Southern Mutual Insurance Company to a stock insurance company on the same date. Since January 1, 1991, the Mutual Company has reinsured 50% of Southern's business. Because the Mutual Company places substantially all of the business assumed from Southern in the pool, from which the Company has an allocation of 65% from and after January 1, 1996, the Company's operations include approximately 80% of the business written by Southern. Southern and the Mutual Company settle the balances resulting from this reinsurance arrangement on a monthly basis.

     As of December 31, 1995, the Company acquired all of the outstanding capital stock of Delaware Atlantic pursuant to a Stock Purchase Agreement dated as of December 21, 1995 between the Company and the Mutual Company. As part of this transaction, the Mutual Company entered into an aggregate excess of loss reinsurance agreement with Delaware Atlantic whereby the Mutual Company assumed the risk of any loss from an adverse development in Delaware Atlantic's loss and loss adjustment expense reserve at the end of 1995 compared to the end of 1996 and losses and loss adjustment expenses incurred by Delaware Atlantic during the month of December 1995 and for the 1996 year by reason of the fact that Delaware Atlantic's loss and loss adjustment expense ratio for those periods exceeded the lesser of the loss and loss expense ratios of immediately preceding periods or 60%. This reinsurance agreement did not result in any additional payment from the Mutual Company to Delaware Atlantic.

     Effective July 1, 1996, the Mutual Company entered into retrocessional reinsurance contracts with each of Southern, Delaware Atlantic and Pioneer, which was then a wholly owned subsidiary of the Mutual Company, (individually, an "Affiliate"), whereby the Mutual Company agreed to reinsure each Affiliate in respect of 100% of the net liability that may accrue to such Affiliate from its insurance operations and retrocede 100% of the net liability back to each Affiliate, which the Affiliate assumes.

     As of March 31, 1997, the Company acquired all of the outstanding capital stock of Pioneer pursuant to a Stock Purchase Agreement dated as of April 7, 1997 between the Company and the Mutual Company. As part of this transaction, the Mutual Company entered into an aggregate excess of loss reinsurance agreement with Pioneer whereby the Mutual Company assumed the risk of any loss from an adverse development in Pioneer's loss and loss adjustment expense reserve at the end of 1996 compared to the end of 1998 and losses and loss adjustment expenses incurred by Pioneer during the years ending December 31, 1997 and December 31, 1998 by reason of the fact that Pioneer's loss and loss adjustment expense ratio for those periods exceeded the lesser of the loss and loss expense ratios of immediately preceding periods or 60%. This reinsurance agreement resulted in additional payments of $186,800 from the Mutual Company to Pioneer in 1997.

     All of the Company's officers are officers of the Mutual Company, five of the Company's seven directors are directors of the Mutual Company and three of the Company's executive officers are directors of the Mutual Company. The Company and the Mutual Company maintain a Coordinating Committee, which consists of two outside directors from each of the Company and the Mutual Company, none of whom holds seats on both Boards, to review and evaluate the pooling agreement between the Company and the Mutual Company and to be responsible for matters involving actual or potential conflicts of interest between the Company and the Mutual Company. The decisions of the Coordinating Committee are binding on the Company and the Mutual Company. The Company's Coordinating Committee members must conclude that intercompany transactions are fair and equitable to the Company. The purpose of this provision is to protect the interests of the stockholders of the Company other than the Mutual Company. The Coordinating Committee met one time in 1997. The Company's members on the Coordinating Committee are Messrs. Bolinger and Finley. See "Election of Directors." The Mutual Company's members on the Coordinating Committee are John E. Hiestand and Dr. Charles A. Heisterkamp, III.

     Mr. Hiestand, age 60, has been a director of the Mutual Company since 1983 and has been President of Hiestand Memorials, Inc., a manufacturer of cemetery monuments, since 1977.

     Dr. Heisterkamp, age 65, has been a director of the Mutual Company since 1979 and has practiced as a surgeon in Lancaster, Pennsylvania for more than the past five years.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors consists of seven members. Each director is elected for a three-year term and until his successor has been duly elected. The current three-year terms of the Company's directors expire in the years 1998, 1999 and 2000, respectively.

     Two Class C directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxies solicited by the Board of Directors will be voted for the election of the nominees named below, both of whom are currently directors of the Company. If a nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by a majority of the directors then in office until the expiration of the term of the class of directors in which the vacancy exists. The two nominees for Class C director receiving the highest number of votes cast at the Annual Meeting will be elected as directors. Shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owner or person otherwise entitled to vote and as to which the broker or nominee does not have discretionary voting power, i.e., broker non-votes, will be treated as not present and not entitled to vote for nominees for election as Class C directors. Votes withheld and broker non-votes will have no effect on the election of directors because they will not represent votes cast at the Annual Meeting for the purpose of electing directors.

     The names of the nominees for Class C directors and the Class A and Class B directors who will continue in office after the Annual Meeting until the expiration of their respective terms, together with certain information regarding them, are as follows:

NOMINEES FOR CLASS C DIRECTORS

                                                                       DIRECTOR        YEAR TERM
NAME                                                         AGE        SINCE         WILL EXPIRE*
----                                                         ---       --------       ------------
Thomas J. Finley, Jr.....................................    77          1986             2001
R. Richard Sherbahn......................................    69          1986             2001

                         DIRECTORS CONTINUING IN OFFICE

CLASS A DIRECTORS

                                                                       DIRECTOR        YEAR TERM
NAME                                                         AGE        SINCE         WILL EXPIRE
----                                                         ---       --------       ------------
Robert S. Bolinger.......................................    61          1986             1999
Patricia A. Gilmartin....................................    58          1986             1999
Philip H. Glatfelter, II.................................    68          1986             1999

CLASS B DIRECTORS

                                                                       DIRECTOR        YEAR TERM
NAME                                                         AGE        SINCE         WILL EXPIRE
----                                                         ---       --------       ------------
C. Edwin Ireland.........................................    88          1986             2000
Donald H. Nikolaus.......................................    55          1986             2000

------------------
*If elected at the Annual Meeting

     Mr. Bolinger has been President and Chief Executive Officer of Susquehanna Bancshares, Inc. since 1982 and of Farmers First Bank since 1976. Mr. Bolinger is also a director of Susquehanna Bancshares, Inc.

     Mr. Finley retired in 1985 as President and Chief Executive Officer of the Insurance Federation of Pennsylvania, a position he held for 18 years prior to his retirement.

     Mrs. Gilmartin has been an employee since 1969 of Donegal Insurance Agency, which has no affiliation with the Company, except that Donegal Insurance Agency receives insurance commissions in the ordinary course of business from the Company's subsidiaries and affiliates in accordance with such subsidiaries' and affiliates' standard commission schedules and agency contracts. Mrs. Gilmartin has been a director of the Mutual Company since 1979.

     Mr. Glatfelter retired in 1989 as a Vice President of Meridian Bank, a position he held for more than five years prior to his retirement. Mr. Glatfelter has been a director of the Mutual Company since 1981 and has been Vice Chairman of the Mutual Company since 1991.

     Mr. Ireland is former Chairman of the Lancaster Industrial Development Authority. He retired from Hamilton Watch Company in 1970. Prior thereto, he was Vice President, Secretary and Treasurer of Hamilton Watch Company. Mr. Ireland has been a director of the Mutual Company since 1972 and Chairman of its Board of Directors since 1985. He has been Chairman of the Company's Board of Directors since 1986.

     Mr. Nikolaus has been President of the Mutual Company since 1981 and a director of the Mutual Company since 1972. He has been President of the Company since 1986. Mr. Nikolaus has been a partner in the law firm of Nikolaus & Hohenadel since 1972.

     Mr. Sherbahn has owned and operated Sherbahn Associates, Inc., a life insurance and financial planning firm, since 1974. Mr. Sherbahn has been a director of the Mutual Company since 1967.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors met seven times in 1997. The Board of Directors has an Executive Committee, an Audit Committee, a Nominating Committee, a Compensation Committee and, together with the Mutual Company, a four-member Coordinating Committee.

     The Company's Executive Committee met 22 times in 1997. Messrs. Nikolaus, Ireland and Glatfelter are the members of the Executive Committee. The Executive Committee has the authority to take all action that can be taken by the full Board of Directors, consistent with Delaware law, between meetings of the Board of Directors.

     The Audit Committee of the Company consists of Messrs. Bolinger, Glatfelter and Ireland. The Audit Committee, which met one time in 1997, reviews audit reports and management recommendations made by the Company's independent auditing firm.

     The Nominating Committee of the Company consists of Messrs. Finley, Ireland and Glatfelter. The Nominating Committee, which did not meet in 1997, is responsible for the nomination of candidates to stand for election to the Board of Directors at the Annual Meeting and the nomination of candidates to fill vacancies on the Board of Directors between meetings of stockholders. The Nominating Committee will consider written nominations for directors from stockholders to the extent such nominations are made in accordance with the Company's By-laws. The Company's By-laws require that any such nominations must be sent to the Company at its principal executive offices, attention: Secretary, not less than 30 days prior to the date of the stockholders meeting at which directors are to be elected. Such written nomination must set forth the name, age, address and principal occupation for the past five years of such nominee, the number of shares of the Company's Common Stock beneficially owned by such nominee and such other information about such nominee as would be required under the proxy solicitation rules of the SEC if proxies were solicited for the election of such nominee.

     The Compensation Committee of the Company consists of Messrs. Ireland, Sherbahn and Glatfelter. The Compensation Committee met one time in 1997 to review and recommend compensation plans, approve certain compensation changes and grant options under and determine participants in the 1996 Equity Incentive Plan.

COMPENSATION OF DIRECTORS

     Directors of the Company were paid an annual retainer of $15,000 in 1997 and were paid $500 for each meeting attended in excess of five per year. Directors who are members of committees of the Board of Directors receive $250 for each committee meeting attended. If a director serves on the Board of Directors of both the Mutual Company and the Company, the director receives only one annual retainer. If the Boards of Directors of both companies meet on the same day, directors receive only one meeting fee. In such event, the retainer and meeting fees are allocated 35% to the Mutual Company and 65% to the Company.

     Pursuant to the Director Plan, each director of the Company and the Mutual Company receives an annual restricted stock award ("Restricted Stock Award") of 133 shares of the Company's Common Stock, provided that the director served as a member of the Board of Directors of the Company or the Mutual Company during any portion of the preceding calendar year. Pursuant to the Director Plan, each outside director of the Company and the Mutual Company is also eligible to receive non-qualified options to purchase shares of Common Stock in an amount determined by the Company's Board of Directors from time to time. See "Amendment of the 1996 Equity Incentive Plan for Directors."

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid by the Company and the Mutual Company during each of the three fiscal years ended December 31, 1997 for services rendered in all capacities to the chief executive officer of the Company and the four other most highly compensated executive officers of the Company whose compensation exceeded $100,000 in the fiscal year ended December 31, 1997.

                                                                                     LONG-TERM
                                                                                COMPENSATION AWARDS
                                       ANNUAL COMPENSATION (1)                ------------------------
                           ------------------------------------------------   RESTRICTED   SECURITIES
NAME AND                                                     OTHER ANNUAL       STOCK      UNDERLYING       ALL OTHER
PRINCIPAL POSITION         YEAR   SALARY ($)   BONUS ($)   COMPENSATION ($)   AWARDS ($)   OPTIONS (#)   COMPENSATION ($)
------------------         ----   ----------   ---------   ----------------   ----------   -----------   ----------------
Donald H. Nikolaus,        1997    $356,000    $137,807         $7,725         2,050             --          $ 95,010(2)
  President and Chief      1996     336,000          --          7,327          --               --            81,531
  Executive Officer        1995     311,000     100,369             --          --               --            85,430

Ralph G. Spontak,          1997     235,000      78,444          2,943         2,050             --            50,636(2)
  Senior Vice President,   1996     220,000          --          2,747          --               --            44,495
  Chief Financial          1995     204,000      57,133             --          --               --            46,205
  Officer and
  Secretary

William H. Shupert,        1997     160,000      65,723             --          --               --            49,075(2)
  Senior Vice President,   1996     149,000          --             --          --               --            28,669
  Underwriting             1995     137,000      47,868             --          --               --            22,791

Robert G. Shenk            1997     130,000      19,417             --          --               --            15,153(2)
  Senior Vice President,   1996     118,000          --             --          --               --            13,614
  Claims                   1995     107,000      15,966             --          --               --            13,001

Frank J. Wood              1997     110,500      25,441             --          --               --            21,064(2)
  Senior Vice President,   1996     102,500          --             --          --               --            15,713
  Marketing                1995      95,000      18,530             --          --               --            13,576

------------------
(1) All compensation of officers of the Company is paid by the Mutual Company. Pursuant to the terms of an intercompany allocation agreement between the Company and the Mutual Company, the Company is charged for its proportionate share of all such compensation.
(2) Represents contributions made by the Company under its defined contribution pension plan of $15,140 for Mr. Nikolaus, $15,140 for Mr. Spontak, $15,089 for Mr. Shupert, $12,085 for Mr. Shenk and $10,147 for Mr. Wood and contributions made by the Company under its profit-sharing plan of $3,200 for Mr. Nikolaus, $3,200 for Mr. Spontak, $3,190 for Mr. Shupert, $2,589 for Mr. Shenk and $2,201 for Mr. Wood. In the case of Mr. Nikolaus, the total shown for 1997 also includes premiums paid under split-dollar life insurance policies of $25,535, premiums paid under a term life insurance policy of $3,825, directors and committee meeting fees of $23,900 and contributions made by the Company of $23,410 under the Company's Executive Restoration Plan, which is designed to restore certain retirement benefits to those individuals for whom contributions to the Company's pension and profit-sharing plans are restricted as a result of the application of Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the "Code"). In the case of Mr. Spontak, the total shown for 1997 includes premiums paid under a split-dollar life insurance policy of $4,700, premiums paid under a term life insurance policy of $1,479, directors and committee meeting fees of $17,200 and contributions made by the Company of $8,917 under the Company's Executive Restoration Plan. In the case of Messrs. Shupert, Shenk and Wood, the totals shown for 1997 also include term life insurance premiums of $12,746, $479 and $2,752, respectively.

     The following tables sets forth information with respect to options granted during the fiscal year ended December 31, 1997 to the persons named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS                                        POTENTIAL REALIZABLE
-------------------------------------------------------------------------------------------         VALUE AT
                                                         % OF TOTAL                              ASSUMED ANNUAL
                                            NUMBER OF     OPTIONS                                 RATE OF STOCK
                                           SECURITIES    GRANTED TO                            PRICE APPRECIATION
                                           UNDERLYING    EMPLOYEES    EXERCISE                   FOR OPTION TERM
                                             OPTIONS     IN FISCAL     PRICE     EXPIRATION   ---------------------
NAME                                       GRANTED (#)      YEAR       ($/SH)       DATE       5% ($)      10% ($)
----                                       -----------   ----------   --------   ----------   ---------   ---------
Donald H. Nikolaus.......................    100,000(1)      25        18.00      1/2/2002     163,000     677,000
Ralph G. Spontak.........................     50,000(1)      13        18.00      1/2/2002      81,500     338,500
William H. Shupert.......................     28,000(1)       7        18.00      1/2/2002      45,640     189,560
Robert G. Shenk..........................     20,000(1)       5        18.00      1/2/2002      32,600     135,400
Frank J. Wood............................     20,000(1)       5        18.00      1/2/2002      32,600     135,400

 ------------------
(1) These options vest in three substantially equal cumulative annual installments on April 30, 1997, April 30, 1998 and April 30, 1999, respectively.

     The following table sets forth information with respect to options exercised during the year ended December 31, 1997 and held on December 31, 1997 by the persons named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                   UNDERLYING OPTIONS AT             IN-THE-MONEY
                                         SHARES                       FISCAL YEAR END         OPTIONS AT FISCAL YEAR END
                                        ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                                   ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                   -----------   --------   -----------   -------------   -----------   -------------
Donald H. Nikolaus..................       --           --        33,333         66,667        $137,499       $275,001
Ralph G. Spontak....................       --           --        16,667         33,333          68,751        137,499
William H. Shupert..................       --           --         9,333         18,667          38,499         77,001
Robert G. Shenk.....................       --           --         6,667         13,333          27,501         54,999
Frank J. Wood.......................       --           --         6,667         13,333          27,501         54,999

REPORT OF THE COMPENSATION COMMITTEE OF DONEGAL GROUP INC.

     THE FOLLOWING REPORT OF THE COMPANY'S COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT IMMEDIATELY FOLLOWS SUCH REPORT SHALL NOT BE DEEMED PROXY SOLICITATION MATERIAL, SHALL NOT BE DEEMED FILED WITH THE SEC UNDER THE EXCHANGE ACT OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED AND SHALL NOT OTHERWISE BE SUBJECT TO THE LIABILITIES OF SECTION 18 OF THE EXCHANGE ACT.

     Under the rules established by the SEC, the Company is required to provide certain information about the compensation and benefits provided to the Company's President and Chief Executive Officer and the other executive officers listed in the Summary Compensation Table. The disclosure requirements as to these officers include the use of specified tables and a report of the Company's

Compensation Committee reviewing the factors that resulted in compensation decisions affecting these officers and the Company's other executive officers. The Compensation Committee of the Board of Directors has furnished the following report in fulfillment of the SEC's requirements.

     The Compensation Committee reviews the general compensation policies of the Company, including the compensation plans and compensation levels for executive officers, and administers the Company's 1996 Equity Incentive Plan and the cash incentive compensation program in which the Company's executive officers participate. No members of the Compensation Committee are former or current officers of the Company, or have other interlocking relationships as defined by the SEC.

     Compensation of the Company's executive officers has two principal elements: (i) an annual portion, consisting of a base salary that is reviewed annually and cash bonuses based on the Company's underwriting results, and (ii) a long-term portion, consisting of stock options. In general, the executive compensation program of the Company has been designed to:

            (i) Attract and retain executive officers who contribute to the long-term success of the Company;

           (ii) Motivate key senior executive officers to achieve strategic business objectives and reward them for the achievement of these objectives; and

          (iii) Support a compensation policy that differentiates in compensation amounts based on corporate and individual performance and responsibilities.

     A major component of the Company's compensation policy, which has been approved by the Compensation Committee, is that a significant portion of the aggregate annual compensation of the Company's executive officers should be based upon the Company's underwriting results as well as the contribution of the individual officer. For a number of years, the Company has maintained a cash incentive compensation program for the Company's executive officers. This program provides a formula pursuant to which a fixed percentage of the Company's underwriting results for the year is computed, as specified in the program, and then allocated among the executive officers selected to participate in the program for the particular year. The identity of the executive officers selected to participate in the program for the particular year as well as their participation in the amount determined by application of the fixed formula is based upon recommendations submitted by the Company's senior executive officers to the Compensation Committee. The Compensation Committee reviews those recommendations and fixes the percentage participation of the Company's executive officers in the program. The portion of the total compensation of the executive officers named in the Summary Compensation Table arising from the cash incentive compensation program formula was $326,832 in 1997 compared to zero in 1996 because the Company's underwriting income in 1997 was substantially greater than its underwriting income in 1996, as a result of losses caused by the severe winter storms during the first quarter of 1996. The Compensation Committee therefore believes that the amount of the incentive payments are tied directly to the Company's performance.

     The principal factors considered by the Company when it established the cash incentive compensation program were:

           (i) achievement of the Company's long-term underwriting objectives;
               and

          (ii) the Company's long-term underwriting results compared to the long-term underwriting results of other property and casualty insurance companies.

     Such factors as the Company's improved underwriting results, continued cost control and reductions in the Company's expense ratio, enhancement of the skills of the Company's workforce, the development of opportunities to expand the geographic reach of the Company's service area on a profitable basis, oversight of the reinspection of all properties covered by the Company's homeowners' business and the completion of a construction program to increase the efficiency of the Company's operations, as well as a subjective analysis of Mr. Nikolaus' performance, were considered by the Compensation Committee in approving Mr. Nikolaus' participation percentage under the Company's cash incentive program for 1997.

     The Company's executive officers participate in the Company's 1996 Equity Incentive Plan, under which stock options are granted from time to time at the fair market value of the Company's Common Stock on the date of grant. The options typically vest over three years. The primary purpose of the 1996 Equity Incentive Plan is to provide an incentive for the Company's long-term performance. Such stock options provide an incentive for the creation of stockholder value over the long-term because the full benefit of the options can be realized only if the price of the Company's Common Stock appreciates over time. Stock options exercisable for the purchase of 100,000 shares and 251,333 shares of the Company's Common Stock, respectively, were granted to Mr. Nikolaus and to all of the Company's executive officers as a group under the 1996 Equity Incentive Plan during 1997.

     The Compensation Committee believes the compensation of Mr. Nikolaus and the other executive officers of the Company is reasonable in view of the Company's performance and the contribution of those officers to that performance in 1997, as well as the performance of the Company in 1997 compared to the performance of other property and casualty insurance companies in 1997.

     Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation of more than $1 million paid to a company's chief executive officer or any executive officer named in its Summary Compensation Table. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The policy of the Compensation Committee is to structure the compensation of the Company's executive officers, including Mr. Nikolaus, to avoid the loss of the deductibility of any compensation, although Section 162(m) will not preclude the Compensation Committee from awarding compensation in excess of $1 million, if it should be warranted in the future. The Company believes that Section 162(m) will not have any effect on the deductibility of the compensation of Mr. Nikolaus and the other executive officers named in the Summary Compensation Table for 1997.

                              DONEGAL GROUP INC. COMPENSATION COMMITTEE

                              C. Edwin Ireland
                              R. Richard Sherbahn
                              Philip H. Glatfelter, II

COMPARISON OF TOTAL RETURN ON THE COMPANY'S COMMON STOCK WITH CERTAIN AVERAGES

     The following graph provides an indicator of cumulative total stockholder returns on the Company's Common Stock compared to the Russell 2000 Index and a peer group of property and casualty insurance companies selected by Value Line, Inc. The members of the peer group are as follows: 20th Century Industries, ACE Limited, Allmerica Financial Corporation, Allstate Corporation, American Financial Group Inc., W.R. Berkley Corporation, The Chubb Corporation, Cincinnati Financial Corporation, USF&G Corporation, Fremont General Corporation, Frontier Insurance Group, Inc., Gainsco Inc., General Reinsurance Corporation, Hartford Financial Services Group, Markel Corporation, Mercury General Corporation, NAC Re Corporation, Old Republic International Corporation, Orion Capital Corporation, Ohio Casualty Corporation, The Progressive Corporation, SAFECO Corporation, Selective Insurance Group, Inc., The St. Paul Companies, Inc. and Transatlantic Holdings, Inc.


                                   [GRAPHIC]

              In the printed version of the document, a line graph
                appears which depicts the following plot points:

                          Comparison of Five-Year Cumulative Total Return*
                          ------------------------------------------------------
                           1992      1993      1994      1995      1996      1997
                          -------   -------   -------   -------   -------   -------
Donegal Group, Inc.       $100.00   $160.76   $140.40   $186.11   $208.36   $306.04
Russel 2000 Index         $100.00   $118.91   $116.55   $149.70   $174.30   $213.00
Insurance (Prop/Casualty) $100.00   $102.18   $101.16   $142.15   $181.74   $280.29

Assumes $100 invested at the close of trading on 12/92 in Donegal Group, Inc.
common stock, Russell 2000 index and insurance (Prop/Casualty).
*Cumulative total return assumes reinvestment of dividends.


CERTAIN TRANSACTIONS

     Donald H. Nikolaus, President and a director of the Company and the Mutual Company, is also a partner in the law firm of Nikolaus & Hohenadel. Such firm has served as general counsel to the Mutual Company since 1970 and to the Company since 1986, principally in connection with the defense of claims litigation arising in Lancaster, Dauphin and York counties. Such firm is paid its customary fees for such services.

     Patricia A. Gilmartin, a director of the Company and the Mutual Company, is an employee of Donegal Insurance Agency, which has no affiliation with the Company except that Donegal Insurance Agency receives insurance commissions in the ordinary course of business from the Company's subsidiaries and affiliates in accordance with such subsidiaries' and affiliates' standard commission schedules and agency contracts.

     Frederick W. Dreher, a director of the Mutual Company, is a partner in the law firm of Duane, Morris & Heckscher LLP, which represents the Company and the Mutual Company in certain legal matters. Such firm is paid its customary fees for such services.

                   AMENDMENT TO CERTIFICATE OF INCORPORATION
               TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

     At the Annual Meeting, the stockholders will be asked to vote on a proposal to approve an amendment to Article 4(a) of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 shares to 15,000,000 shares. As of February 20, 1998, 6,057,732 shares of Common Stock were outstanding, 91,716 shares of Common Stock were held in treasury and 2,245,538 shares of Common Stock were reserved for issuance upon the exercise of options granted and to be granted under the Company's 1996 Equity Incentive Plan, Director Plan, 1996 Employee Stock Purchase Plan and the Agency Stock Purchase Plan, leaving 1,605,014 shares of Common Stock available for issuance.

     The increase in the authorized number of shares of the Company's Common Stock is being proposed because the Board of Directors believes that it is advisable to have a greater number of authorized but unissued shares of Common Stock available for various corporate programs and purposes. The Company may from time to time consider acquisitions, stock dividends or stock splits, and public or private financings to provide the Company and its subsidiaries with capital, all of which may involve the issuance of additional shares of Common Stock or securities convertible into Common Stock. Also, additional shares of Common Stock may be necessary to meet anticipated future obligations under the Company's employee and agent benefit plans. The Board of Directors believes that having authority to issue additional shares of Common Stock will avoid the possible delay of calling and holding a special meeting of stockholders to increase its authorized capital stock at the time a transaction may be proposed, so as to enhance the Company's ability to take prompt advantage of market conditions and to respond promptly to any future acquisition opportunities.

     The Company has no present plan, understanding or arrangement to issue any of the additional shares of Common Stock that will be authorized if the amendment is approved.

     If the proposal is approved, the Board of Directors will not solicit stockholder approval to issue the additional authorized shares except to the extent that such approval may be required by law or the rules of The Nasdaq Stock Market, and such shares may be issued for such consideration, cash or otherwise, at such times and in such amounts as the Board of Directors in its discretion may determine, without further action by the stockholders. The future issuance by the Company of shares of Common Stock may dilute the equity ownership position of current holders of Common Stock. Under the Nasdaq rules applicable to the Company, stockholder approval must be obtained prior to the issuance of shares for certain purposes, including the issuance of shares in an amount equal to or in excess of 20% of the Company's then outstanding shares in connection with a future acquisition by the Company.

     Although the Board of Directors currently intends to utilize the additional shares of Common Stock solely for the purposes set forth above, such shares could also be used by the Board of Directors to dilute the stock ownership of persons seeking to obtain control of the Company, thereby possibly discouraging or deterring a non-negotiated attempt to obtain control of the Company and making removal of incumbent management more difficult. The proposal, however, is not a result of, nor does the Board of Directors have knowledge of, any effort to accumulate the Company's capital stock or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to the Board of Directors or otherwise.

     The holders of Common Stock have no preemptive rights.

     The Company's Certificate of Incorporation also authorizes the issuance of 1,000,000 shares of Series Preferred Stock, which the Board of Directors has the power to issue in one or more series and to fix the number of shares of each series and all designations, relative rights, preferences, qualifications, limitations and restrictions of the shares in each series. The proposed amendment does not increase or otherwise affect the Company's authorized Series Preferred Stock.

     The text of Article 4(a) of the Company's Certificate of Incorporation, as proposed to be amended, is as follows:

          "4.(a) The aggregate number of shares which the Corporation shall have authority to issue is: Fifteen Million (15,000,000) shares of Common Stock of the par value of One Dollar ($1.00) per share (the "Common Stock") and One Million shares of Series Preferred Stock of the par value of One Dollar ($1.00) per share (the "Preferred Stock")."

     Approval of the proposed amendment to the Certificate of Incorporation will require the affirmative vote of the holders of a majority of the shares of the Company's Common Stock outstanding and entitled to vote. Abstentions and broker non-votes are considered shares of stock outstanding and entitled to vote and are counted in determining the number of votes necessary for such majority. An abstention or broker non-vote will therefore have the practical effect of voting against approval of the amendment because it represents one fewer vote for approval of the amendment.

                                AMENDMENT OF THE
                    1996 EQUITY INCENTIVE PLAN FOR DIRECTORS

AMENDMENT OF THE DIRECTOR PLAN

     The Director Plan provides for: (i) the grant of non-qualified options ("Director Options") to outside directors ("Outside Directors") of the Company and the Mutual Company at the discretion of the Board of Directors and (ii) an annual grant to each director of the Company and the Mutual Company ("Directors") of a Restricted Stock Award of 133 shares of Common Stock to be issued on the first business day of January in each year, commencing January 2, 1997, provided that the Director served as a member of the Board or the Board of Directors of the Mutual Company during any portion of the prior year. Director Options and Restricted Stock Awards collectively are hereinafter referred to as "Stock Rights."

     The total number of shares of Common Stock that may be the subject of grants of Stock Rights under the Director Plan may not exceed 119,600 shares in the aggregate. As of March 1, 1998, Director Options to purchase 60,003 shares of Common Stock, in the aggregate, have been granted to Outside Directors under the Director Plan, and Restricted Stock Awards of 2,796 shares, in the aggregate, have been granted to the Directors under the Director Plan, leaving 56,801 shares of Common Stock available for future awards under the Director Plan.

     The purpose of the Director Plan is to enhance the ability of the Company and the Mutual Company to attract and retain highly qualified directors, to compensate them for their services to the Company and the Mutual Company, as the case may be, and, in so doing, to strengthen the alignment of the interests of the Directors with the interests of the stockholders by ensuring ongoing ownership of the Company's Common Stock. In order to continue to provide these benefits, on March 16, 1998, the Board of Directors of the Company approved an amendment to the Director Plan to increase the number of shares of Common Stock available for awards thereunder from 119,600 shares to 200,000 shares.

     The Director Plan is administered by the Board. The Board has the power to interpret the Director Plan, the Director Options and the Restricted Stock Awards, and, subject to the terms of the Director Plan, to determine who will be granted Director Options, the number of Director Options to be granted to any Outside Director, the timing of such grant and the terms of exercise. The Board also has the power to adopt rules for the administration, interpretation and application of the Director Plan. The Board does not have any discretion to determine who will be granted Restricted Stock Awards under the Director Plan, to determine the number of Restricted Stock Awards to be granted to each Director or to determine the timing of such grants.

RESTRICTED STOCK AWARDS

     Restricted Stock Awards consist of shares of Common Stock that are issued in the name of the Director but that may not be sold or otherwise transferred by the grantee until one year after the date of grant. Upon the issuance of shares under a Restricted Stock Award, the Director has all rights of a stockholder with respect to the shares, except that such shares may not be sold, transferred or otherwise disposed of until one year after the date of grant.

     Restricted Stock Awards are evidenced by written agreements in such form not inconsistent with the Director Plan as the Board shall approve from time to time. Each agreement contains such restrictions, terms and conditions as are required by the Director Plan. Although the Common Stock comprising each Restricted Stock Award is registered in the name of the grantee, a restrictive legend is placed on the stock certificate.

NON-QUALIFIED STOCK OPTIONS

     The exercise price of Director Options granted under the Director Plan will be set by the Board and may not be less than 100% of the fair market value per share of the Common Stock on the date that the Director Option is granted.

     Director Options are evidenced by written agreements in such form not inconsistent with the Director Plan as the Board shall approve from time to time. Each agreement will state the period or periods of time within which the Director Option may be exercised. The Board may accelerate the exercisability of any Director Options upon such circumstances and subject to such terms and conditions as the Board deems appropriate. Unless the Board accelerates exercisability, no Director Option that is unexercisable at the time of the optionee's termination of service as a Director may thereafter become exercisable. No Director Option may be exercised after ten years from the date of grant. If a Director Option expires or is canceled for any reason without having been fully exercised or vested, the number of shares subject to such Director Option that had not been purchased or become vested may again be made subject to a Director Option under the Director Plan.

     The option price must be paid in full at the time of exercise unless otherwise determined by the Board. Payment must be made in cash, in shares of Common Stock valued at their then fair market value, or a combination thereof, as determined in the discretion of the Board. It is the policy of the Board that any taxes required to be withheld must also be paid at the time of exercise. The Board may, in its discretion, allow an optionee to enter into an agreement with the Company's transfer agent or a brokerage firm of national standing whereby the optionee will simultaneously exercise the Director Option and sell the shares acquired thereby and either the Company's transfer agent or the brokerage firm executing the sale will remit to the Company from the proceeds of sale the exercise price of the shares as to which the Director Option has been exercised as well as the required amount of withholding.

     An outstanding Director Option that has become exercisable generally terminates one year after termination of a Director's service as a Director due to death and three months after termination of a Director's service as a Director for any reason other than death. A Director Option granted under the Director Plan may be exercised during the lifetime of the optionee only by the optionee.

     Appropriate adjustments to outstanding Options and to the number or kind of shares subject to the Director Plan are provided for in the event of a stock split, reverse stock split, stock dividend, share combination or reclassification and certain other types of corporate transactions involving the Company, including a merger or a sale of substantially all of the assets of the Company.

AMENDMENT OR TERMINATION

     The Director Plan will remain in effect until all Director Options granted under the Director Plan have been satisfied by the issuance of shares, except that no Stock Rights may be granted under the Director Plan after December 19, 2006. The Board may terminate, modify, suspend or amend the Director Plan at any time, subject to any required stockholder approval or any stockholder approval that the Board may deem to be advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying any applicable stock exchange listing requirements. No modification, amendment or termination of the Director Plan will alter or impair any rights or obligations under any outstanding Stock Right without the consent of the grantee. No Stock Right may be granted during any period of suspension nor after termination of the Director Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The Director Plan is not a qualified plan under Section 401(a) of the Code. The following description, which is based on existing laws, sets forth generally certain of the federal income tax consequences of Stock Rights granted under the Director Plan. This description may differ from the actual tax consequences of participation in the Director Plan.

     An optionee will not recognize income for federal income tax purposes upon the receipt of a Director Option, nor will the Company be entitled to any deduction on account of such grant. Such optionee will recognize ordinary taxable income for federal income tax purposes at the time of exercise in the amount by which the fair market value of such shares then exceeds the option price. When the optionee disposes of the shares acquired upon exercise of the Director Option, the optionee will generally recognize capital gain or loss equal to the difference between (i) the amount received upon disposition of the shares, and (ii) the sum of the option price and the amount included in the optionee's income when the Director Option was exercised. Such gain will be long-term or short-term depending upon whether the shares were held for at least one year after the date of exercise.

     A grantee of shares of restricted stock pursuant to a Restricted Stock Award will recognize ordinary income for federal income tax purposes in the year of receipt, measured by the value of the shares received determined without regard to the transfer restriction or other restrictions relating to such issue. Any gain or loss recognized upon the sale of the shares will generally be treated as capital gain or loss and will be long-term or short-term depending upon the holding period of the shares.

     Under current law, any gain realized by an optionee or a grantee, as the case may be, other than long-term capital gain, is taxable at a maximum federal income tax rate of 39.6%. Long-term capital gain is taxable at a maximum federal income tax rate of 28% (20% if the holding period is at least 18 months).

     The Company will be entitled to a tax deduction in connection with Stock Rights under the Director Plan in an amount equal to the ordinary income realized by the grantee at the time he or she recognizes such income.

VOTE REQUIRED

     Approval of the amendment to the Director Plan will require the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions are considered shares of stock present in person or represented by proxy at the meeting and entitled to vote and are counted in determining the number of votes necessary for such majority. An abstention will therefore have the practical effect of voting against adoption of the Director Plan because it represents one fewer vote for adoption of the Director Plan. Broker non-votes are not considered shares present in person or represented by proxy and entitled to vote on the Director Plan and will have no effect on the vote. The Board of Directors recommends that the stockholders vote FOR the approval of the amendment to the Director Plan.

                   ELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Unless instructed to the contrary, it is intended that votes will be cast pursuant to the proxies for the election of KPMG Peat Marwick LLP as the Company's independent public accountants for 1998. The Company has been advised by KPMG Peat Marwick LLP that none of its members has any financial interest in the Company. Election of KPMG Peat Marwick LLP will require the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy at the Annual Meeting.

     A representative of KPMG Peat Marwick LLP will attend the Annual Meeting, will have the opportunity to make a statement, if he desires to do so, and will be available to respond to any appropriate questions presented by stockholders at the Annual Meeting.

                                 ANNUAL REPORT

     A copy of the Company's Annual Report for 1997 is being mailed to the Company's stockholders with this Proxy Statement.

                             STOCKHOLDER PROPOSALS

         Any stockholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Company's proxy statement for its 1999 Annual Meeting of Stockholders must deliver such proposal in writing to the Company's Secretary at the Company's principal executive offices at 1195 River Road, Marietta, Pennsylvania 17547, not later than November 23, 1998.

                                OTHER PROPOSALS

     The Board of Directors does not know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting, but if any matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment.


                                     By Order of the Board of Directors

                                     /s/ Donald H. Nikolaus
                                     ------------------------------------------
                                     Donald H. Nikolaus
                                     President and Chief Executive Officer

March 23, 1998

PROXY                          DONEGAL GROUP INC.

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 16, 1998 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Daniel J. Wagner and Ralph
G. Spontak, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of Donegal Group Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's offices, 1195 River Road, Marietta, Pennsylvania 17547, on April 16, 1998 at 10:00 a.m., and at any adjournment, postponement or continuation thereof, as follows:


/   /  Please mark your                                       |
/   /  votes as in this                                       |    6149
/   /  example.                                               |____

     This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR the nominees for Director and FOR Proposals 2, 3 and 4.
--------------------------------------------------------------------------------
       The Board of Directors recommends a vote FOR proposals 2, 3 and 4.
--------------------------------------------------------------------------------

                        FOR         WITHHELD

1. Election of         /  /           /  /
   Class C
   Directors

For, except vote withheld from the following nominee(s):

________________________________________________________


                                 FOR     AGAINST      ABSTAIN

2. Amendment of the             /  /      /  /         /  /
   Company's Certificate
   of Incorporation.
                                 FOR     AGAINST      ABSTAIN

3. Amendment of the             /  /      /  /         /  /
   Company's 1996 Equity
   Incentive Plan.
                                 FOR     AGAINST      ABSTAIN

4. Election of KPMG             /  /      /  /         /  /
   Peat Marwick LLP as
   independent public
   accountants for 1998.

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment, postponement or continuation thereof.

--------------------------------------------------------------------------------

This proxy should be dated, signed by the stockholder exactly as his name appears below and returned promptly to First Chicago Trust Company of New York in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.


------------------------------------------------------


------------------------------------------------------
 SIGNATURE(S)                              DATE

                                                                    Appendix A


                               DONEGAL GROUP INC.
                               AMENDED & RESTATED
                           1996 EQUITY INCENTIVE PLAN
                                  FOR DIRECTORS
                                  -------------

         DONEGAL GROUP INC., a corporation organized under the laws of the State of Delaware, hereby sets forth the 1996 Equity Incentive Plan for Directors. The Plan provides for the grant of (i) Options to Outside Directors of the Company and the Mutual Company and (ii) Restricted Stock Awards to Directors of the Company and the Mutual Company, as each of such capitalized terms is hereinafter defined.

         1. DEFINITIONS. Whenever the following terms are used in the Plan they shall have the meanings specified below unless the context clearly indicates to the contrary:

         "Board" shall mean the Board of Directors of the Company.

         "Code" shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder and any comparable provision of any future legislation amending, supplementing or superseding such section.

         "Common Stock" shall mean the Common Stock, $1.00 par value, of the Company.

         "Company" shall mean Donegal Group Inc., a Delaware corporation.

         "Director" shall mean a member of the Board of Directors of the Company and/or the Mutual Company.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Fair Market Value" of the Common Stock on any date shall mean the closing price of the Common Stock for such date, as reported in The Wall Street Journal, or if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation ("Nasdaq") System, or if the Common Stock is not reported by Nasdaq, the fair market value shall be as determined by the Board. If no closing price is reported quoted for such date, the next preceding date for which such sale prices are quoted shall be used.

         "Grantee" shall mean a Director to whom a Restricted Stock Award is granted.

         "Mutual Company" shall mean Donegal Mutual Insurance Company.

         "Option" shall mean a nonqualified stock option granted under the provisions of Section 4 of the Plan to purchase Common Stock of the Company.

         "Optionee" shall mean an Outside Director to whom an Option is granted.

         "Outside Director" shall mean a Director who is not also an employee of the Company, the Mutual Company or any affiliate of the Company or the Mutual Company.

         "Plan" shall mean this 1996 Equity Incentive Plan for Directors.

         "Restricted Stock Award" shall mean a restricted stock award granted under the provisions of Section 5 of the Plan.

         "Secretary" shall mean the Secretary of the Company.

         "Termination of Service" shall mean such time as a Director shall cease to serve as a member of the Board of Directors of the Company or the Mutual Company, whether as a result of resignation, failure to be reelected, removal for cause, death or any other reason.

         2. ADMINISTRATION.

         (a) ADMINISTRATION BY THE BOARD. The Plan shall be administered by the Board.

         (b) DUTY AND POWERS OF THE BOARD. It shall be the duty of the Board to conduct the general administration of the Plan in accordance with its provisions. The Board shall have the power to interpret the Plan, the Options and the Restricted Stock Awards and to adopt rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Board shall have the discretion to determine who will be granted Options and to determine the number of Options to be granted to any Outside Director, the timing of such grant and the terms of exercise. The Board shall not have any discretion to determine who will be granted Restricted Stock Awards under the Plan.

         (c) BOARD ACTIONS. The Board may act either by vote of a majority of its members present at a meeting of the Board at which a quorum is present or by a memorandum or other written instrument signed by all members of the Board.

         (d) COMPENSATION; PROFESSIONAL ASSISTANCE; GOOD FAITH ACTIONS. Members of the Board shall not receive any compensation for their services in admin-istering the Plan, but all expenses and liabilities they incur in connection with the administration of the Plan shall be borne by the Company. The Board may employ attorneys, consultants, accountants or other persons. The Board, the Company and the officers and directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Board in good faith shall be final and binding upon all Optionees and Grantees, the Company and all other interested persons. No member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Board shall be fully protected and indemnified by the Company in respect to any such action, determination or interpretation.

         3. SHARES SUBJECT TO THE PLAN.

         (a) LIMITATIONS. The shares of stock issuable pursuant to Options or Restricted Stock Awards shall be shares of the Common Stock. The total number of such shares that may be issued pursuant to Options or Restricted Stock Awards granted under the Plan shall not exceed 200,000 in the aggregate.

         (b) EFFECT OF UNEXERCISED OR CANCELLED OPTIONS. If an Option expires or is cancelled for any reason without having been fully exercised or vested, the number of shares subject to such Option that were not purchased or did not vest prior to such expiration or cancellation may again be made subject to an Option or Restricted Stock Award granted hereunder.

         (c) CHANGES IN CAPITALIZATION. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Option and Restricted Stock Award and the number of shares of Common Stock that have been authorized for issuance under the Plan but as to which no Options or Restricted Stock Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Restricted Stock Award.

         (d) DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, all outstanding Options will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the

Board. The Board may, in the exercise of its discretion in such instances, declare that any Option shall terminate as of a date fixed by the Board and give each Option holder the right to exercise his Option as to all or any part of the shares of Common Stock covered by the Option, including shares as to which the Option would not otherwise be exercisable.

         (e) SALE OR MERGER. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Board, in the exercise of its sole discretion, may take such action as it deems desirable, including, but not limited to: (i) causing an Option to be assumed or an equivalent option to be substituted by the successor corporation or a parent or subsidiary of such successor corporation, (ii) providing that each Option holder shall have the right to exercise his Option as to all of the shares of Common Stock covered by the Option, including shares as to which the Option would not otherwise be exercisable, or (iii) declaring that an Option shall terminate at a date fixed by the Board, provided that the Option holder is given notice and opportunity to exercise the then exercisable portion of his Option prior to such date.

         4. STOCK OPTIONS.

         (a) GRANTING OF OPTIONS.

             (i) ELIGIBILITY. Each Outside Director shall be eligible to be granted Options.

             (ii) GRANTING OF OPTIONS. Options may be granted by the Board at any time and from time to time while the Plan shall be in effect. The Board shall have the authority to determine the Outside Directors to whom Options are granted, the number of Options to be granted to each and the timing and vesting of each grant. The Board's determinations with respect to Options granted under the Plan need not be uniform and may be made selectively among Outside Directors as the Board, in its discretion, shall determine.

             (iii) TYPE OF OPTIONS. All Options granted under the Plan shall be options not intended to qualify as incentive stock options under Section 422 of the Code.

         (b) TERMS OF OPTIONS.

             (i) OPTION AGREEMENT. Each Option shall be evidenced by a written stock option agreement that shall be executed by the Optionee and on behalf of the Company and that shall contain such terms and conditions as the Board determines are required or appropriate under the Plan.

             (ii) OPTION PRICE. The exercise price of the shares subject to each Option shall be not less than 100% of the Fair Market Value for such shares on the date the Option is granted.

             (iii) DATE OF GRANT. The date on which an Option shall be deemed to have been granted under the Plan shall be the date of the Board's authorization of the Option or such later date as may be determined by the Board at the time the Option is authorized.

             (iv) EXERCISE TERM. Each stock option agreement shall state the period or periods of time within which the Option may be exercised, in whole or in part, as determined by the Board, provided that no Option shall be exercisable after ten years from the date of grant thereof. The Board shall have the power to permit an acceleration of previously established exercise terms, subject to the requirements set forth herein, upon such circumstances and subject to such terms and conditions as the Board deems appropriate.

             (v) RIGHTS UPON TERMINATION OF SERVICE. Upon an Optionee's Termination of Service, for any reason other than death, the Optionee shall have the right to exercise the Option during its term within a period of three months after such termination to the extent that the Option was exercisable at the time of termination, or within such other period, and subject to such terms and conditions, as may be specified by the Board. In the event that an Optionee dies prior to the expiration of his Option and without having fully exercised his Option, the Optionee's representative or successor shall have the right to exercise the Option during its term within a period of one year after Termination of Service due to death to the extent that the Option was exercisable at the time of Termination of Service, or within such other period, and subject to such terms and conditions, as may be specified by the Board.

         (c) EXERCISE OF OPTIONS.

             (i) PERSON ELIGIBLE TO EXERCISE. During the lifetime of the Optionee, only the Optionee may exercise an Option or any portion thereof. After the death of the Optionee, any exercisable portion of an Option may be exercised by the Optionee's personal representative or by any person empowered to do so under the deceased Optionee's will or under the then applicable laws of descent and distribution. The Company may require appropriate proof from any such person of such person's right to exercise the Option or any portion thereof.

             (ii) FRACTIONAL SHARES. The Company shall not be required to issue fractional shares on exercise of an Option.

             (iii) MANNER OF EXERCISE. Options may be exercised in whole or in part, from time to time, by giving written notice of exercise to the Secretary, specifying the number of shares to be purchased. The purchase price of the shares with respect to which an Option is exercised shall be payable in full with the notice of exercise in cash, Common Stock at Fair Market Value, or a combination thereof, as the Board may determine from time to time and subject to such terms and conditions as may be prescribed by the Board for such purpose. The Board may also, in its discretion and subject to prior notification to the Company by an Optionee, permit an Optionee to enter into an agreement with the Company's transfer agent or a brokerage firm of national standing whereby the Optionee will simultaneously exercise the Option and sell the shares acquired thereby through the Company's transfer agent or such a brokerage firm and either the Company's transfer agent or the brokerage firm executing the sale will remit to the Company from the proceeds of sale the exercise price of the shares as to which the Option has been exercised.

             (iv) RIGHTS OF STOCKHOLDERS. An Optionee shall not be, nor have any of the rights of, a stockholder of the Company in respect to any shares that may be purchased upon the exercise of any Option or portion thereof unless and until certificates representing such shares have been issued by the Company to such Optionee.

             (v) GENERAL RESTRICTIONS. Each Option granted under the Plan shall be subject to the requirement that, if at any time the Board shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, or (iii) the satisfaction of any tax payment or withholding obligation, or
(iv) an agreement by the Optionee with respect to the disposition of shares of Common Stock, is necessary or desirable as a condition of or in connection with the granting of such Option or the issuance or purchase of shares of Common Stock thereunder, such Option shall not be consummated in whole or in part unless such listing, registration, qualification, consent, approval, payment, withholding or agreement shall have been effected or obtained free of any conditions not acceptable to the Board.

         5. RESTRICTED STOCK AWARDS.

         (a) GRANTING OF AWARDS.

             (i) ELIGIBILITY. Each Director shall be eligible to be granted Restricted Stock Awards.

             (ii) GRANTING OF AWARDS. Each Director shall be granted annual Restricted Stock Awards consisting of 100 shares of Common Stock, such Restricted Stock Awards to be made on the first business day of January in each year, commencing January 2, 1997, provided that the Director served as a member of the Board or of the Board of Directors of the Mutual Company during any portion of the preceding calendar year.

          (b) TERMS OF RESTRICTED STOCK AWARDS.

             (i) RESTRICTED STOCK AGREEMENT. Each Restricted Stock Award shall be evidenced by a written restricted stock agreement that shall be executed by the Grantee and the Company and that shall contain such restrictions, terms and conditions as are required by the Plan.

             (ii) RESTRICTIONS ON TRANSFER. The shares of Common Stock compris-ing the Restricted Stock Awards may not be sold or otherwise transferred by the Grantee until one year after the date of grant. Although the shares of Common Stock comprising each Restricted Stock Award shall be registered in the name of the Grantee, the Company reserves the right to place a restrictive legend on the stock certificate. None of such shares of Common Stock shall be subject to forfeiture.

             (iii) RIGHTS AS STOCKHOLDER.

                   (a) Subject to the restrictions on transfer set forth in
Section 5(b)(ii) hereof, a Grantee shall have all the rights of a stockholder with respect to the shares of Common Stock issued pursuant to Restricted Stock Awards made hereunder, including the right to vote the shares and receive all dividends and other distributions paid or made with respect to the shares.

                   (b) In the event of changes in the capital stock of the Company by reason of stock dividends, split-ups or combinations of shares, reclassifications, mergers, consolidations, reorganizations or liquidations while the shares comprising a Restricted Stock Award shall be subject to restrictions on transfer, any and all new, substituted or additional securities to which the Grantee shall be entitled by reason of the ownership of a Restricted Stock Award shall be subject immediately to the terms, conditions and restrictions of the Plan.

                   (c) If a Grantee receives rights or warrants with respect to any shares comprising a Restricted Stock Award, such rights or warrants or any shares or other securities acquired by the exercise of such rights or warrants may be held, exercised, sold or otherwise disposed of by the Grantee free and clear of the restrictions and obligations set forth in the Plan.

             (iv) GENERAL RESTRICTIONS. Each Restricted Stock Award granted under the Plan shall be subject to the requirement that if, at any time the Board shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, or (iii) the satisfaction of any tax payment or withholding obligation, or (iv) an agreement by the Grantee with respect to the disposition of shares of Common Stock, is necessary or desirable as a condition of or in connection with the granting of such Restricted Stock Award, such Restricted Stock Award shall not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Board.

         6. MISCELLANEOUS PROVISIONS.

         (a) NO ASSIGNMENT OR TRANSFER. No Option or interest or right therein or part thereof, and, for a period of one year after the date of grant, no Restricted Stock Award or any interest therein or part thereof, shall be liable for the debts, contracts, or engagements of the Optionee or Grantee or his successors in interest nor shall they be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition is voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this
Section 6(a) shall prevent transfers by will or by the applicable laws of descent and distribution.

         (b) AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN. The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board, subject to any required stockholder approval or any stockholder approval that the Board may deem advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying any applicable stock exchange listing requirements. Neither the amendment, suspension nor termination of the Plan shall, without the consent of the Optionee or Grantee, alter or impair any rights or obligations under any outstanding Option or Restricted Stock Award. No Option or Restricted Stock Award may be granted during any period of suspension nor after termination of the Plan.

         (c) WITHHOLDING. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the delivery of any certificate for such shares. If and to the extent authorized by the Board, in its sole discretion, an Optionee may make an election, by means of a form of election to be prescribed by the Board, to have shares of Common Stock that are acquired upon exercise of an Option withheld by the Company or to tender other shares of Common Stock or other securities of the Company owned by the Optionee to the Company at the time of exercise of an Option to pay the amount of tax that would otherwise be required by law to be withheld by the Company as a result of any exercise of an Option. Any such election shall be irrevocable and shall be subject to termination by the Board, in its sole discretion, at any time. Any securities so withheld or tendered will be valued by the Board as of the date of exercise.

         (d) RESERVATION OF SHARES. The Company, during the term of the Plan, will at all times reserve and keep available such number of shares as shall be sufficient to satisfy the requirements of the Plan. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares hereunder, shall relieve the Company of any liability for the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.

         (e) DURATION OF THE PLAN. The Plan shall remain in effect until all Options granted under the Plan have been satisfied by the issuance of shares, but no Option or Restricted Stock Award shall be granted more than ten years after the earlier of the date the Plan is adopted by the Company or is approved by the Company's stockholders.

         (f) NO PROHIBITION ON CORPORATE ACTION. No provision of the Plan shall be construed to prevent the Company or any officer or director thereof from taking any action deemed by the Company or such officer or director to be appropriate or in the Company's best interest, whether or not such action could have an adverse effect on the Plan or any Options or Restricted Stock Awards granted hereunder, and no Director or Director's estate, personal representative or beneficiary shall have any claim against the Company or any officer or director thereof as a result of the taking of such action.

         (g) INDEMNIFICATION. With respect to the administration of the Plan, the Company shall indemnify each present and future member of the Board against, and each member of the Board shall be entitled without further action on his part to indemnity from the Company for, all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of, any action, suit or proceeding in which he may be involved by reason of his being or having been a member of the Board, whether or not he continues to be such member at the time of incurring such expenses; provided, however, that such indemnity shall not include any expenses incurred by any such member of the Board (i) in respect of matters as to which he shall be finally adjudged in any such action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duty as such member of the Board; or (ii) in respect of any matter in which any settlement is effected for an amount in excess of the amount approved by the Company on the advice of its legal counsel; and provided further that no right of indemnification under the provisions set forth herein shall be available to or enforceable by any such member of the Board unless, within 60 days after institution of any such action, suit or proceeding, he shall have offered the Company in writing the opportunity to handle and defend same at its own expense. The foregoing right of indemnification shall inure to the benefit of the heirs, executors or administrators of each such member of the Board and shall be in addition to all other rights to which such member may be entitled as a matter of law, contract or otherwise.

         (h) COMPLIANCE WITH PLAN PROVISIONS. No Optionee or Grantee shall have any right with respect to the Plan, the Common Stock reserved for issuance under the Plan or in any Option or Restricted Stock Award until a written stock option agreement or a written restricted stock agreement, as the case may be, shall have been executed on behalf of the Company and by the Optionee or Grantee, and all the terms, conditions and provisions of the Plan and the Option or Restricted Stock Award applicable to such Optionee or Grantee (and each person claiming under or through him) have been met.

         (i) APPROVAL OF COUNSEL. In the discretion of the Board, no shares of Common Stock, other securities or property of the Company or other forms of payment shall be issued hereunder with respect to any Option or Restricted Stock Award unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign legal, securities exchange and other applicable requirements.

         (j) EFFECTS OF ACCEPTANCE. By accepting any Option or Restricted Stock Award or other benefit under the Plan, each Optionee and Grantee and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or its delegates.

         (k) CONSTRUCTION. The masculine pronoun shall include the feminine and neuter, and the singular shall include the plural, where the context so indicates.

         (l) COMPLIANCE WITH RULE 16b-3. To the extent that Rule 16b-3 under the Exchange Act applies to Options or Restricted Stock Awards granted under the Plan, it is the intention of the Company that the Plan comply in all respects with the requirements of Rule 16b-3, that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention and that if the Plan shall not so comply, whether on the date of adoption or by reason of any later amendment to or interpretation of Rule 16b-3, the provisions of the Plan shall be deemed to be automatically amended so as to bring them into full compliance with such rule.

         (m) STOCKHOLDER APPROVAL. Except with respect to the Restricted Stock Awards to be granted on January 2, 1997, no Option may be exercised and no Re-stricted Stock Award may be granted until the Plan shall have been approved by the affirmative vote of the holders of a majority of the shares of the Company's outstanding Common Stock present or represented and entitled to vote at a duly convened meeting of stockholders held on or before December 31, 1997. The failure of the stockholders of the Company to approve the Plan shall in no way terminate or otherwise impair the Restricted Stock Awards granted to Directors hereunder on January 2, 1997.

         (n) TITLES. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

Adopted by the Board of Directors on December 19, 1996.

Approved by the Stockholders on April 17, 1997.

Amended by the Board of Directors on March 16, 1998.

Amended by the Stockholders on April ___, 1998.